UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Nobel Learning Communities, Inc.

(Name of Registrant as Specified In Its Charter)

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1615 West Chester Pike

Suite 200

West Chester, PA 19382-6223

Notice of Annual Meeting of Stockholders

To Be Held on November 8, 2006

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held on November 8, 2006, commencing at 10:00 a.m. local time, at the Hilton Hotel Valley Forge, 251 DeKalb Pike, King of Prussia, PA 19406-2421 (telephone: (610) 337-1200).

The 2006 Annual Meeting of Stockholders of Nobel Learning Communities, Inc. will be held for the following purposes:

1. To elect three Class I Directors, one Class III Director and one unclassified Director to serve until the third Annual Meeting of Stockholders following their election, or two years for the Class III Director, and until their successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal;

2. To consider and ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 15, 2006 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

Sincerely,

G. Lee Bohs,

Secretary

West Chester, Pennsylvania

October 4, 2006

NOBEL LEARNING COMMUNITIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

November 8, 2006

SOLICITATION OF PROXIES, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on November 8, 2006, commencing at 10:00 a.m. local time, at the Hilton Hotel Valley Forge, 251 DeKalb Pike, King of Prussia, PA 19406-2421. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about October 4, 2006.

Outstanding Shares and Voting Rights

The Board of Directors of the Company (the “Board of Directors”) has set the close of business on September 15, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding 8,092,776 shares of the Company’s Common Stock (“Common Stock”), 1,550,666 shares of the Company’s Series E convertible preferred stock (“Series E Preferred Stock”), and 696,663 shares of the Company’s Series F convertible preferred stock (“Series F Preferred Stock”). These securities constitute the only classes of securities entitled to vote at the Meeting.

The holder of each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be considered; the holder of each share of any of the Series E Preferred Stock outstanding on the Record Date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of Common Stock into which such share of Series E Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number); and the holder of each share of any of the Series F Preferred Stock outstanding on the Record Date is entitled, as to each matter to be considered, to that number of votes as is equal to the number of full shares of the Common Stock into which such share of Series F Preferred Stock is then convertible (calculated by rounding any fractional share down to the nearest whole number) multiplied by .9623. As of the Record Date, each share of Series E Preferred Stock and Series F Preferred Stock was convertible into 1.00 and 1.00 share of Common Stock, respectively.

Quorum and Voting

The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the votes represented, in the aggregate, by the Common Stock, and by the Series E Preferred Stock and Series F Preferred Stock (such classes of convertible preferred stock are referred to collectively as the “Voting Preferred Stock”), is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock and the Voting Preferred Stock vote together and not as separate classes, on all matters to be submitted to stockholders at the Meeting. Only the holders of the Series E Preferred Stock will have the right to vote, with respect to the election of David L. Warnock, the unclassified director.

Required Vote for Directors

The election of directors will be determined by a plurality vote and the four nominees, who are classified directors, receiving the most “FOR” votes will be elected. Because directors are elected by a plurality of the votes cast, withholding authority to vote with respect to one or more nominees likely will have no effect on the outcome of the election, although such shares would be counted as present for purposes of determining the existence of a quorum. Because only the holders of the Series E Preferred Stock will have the right to vote for David L. Warnock, the unclassified director, Mr. Warnock will be elected by a majority of the votes of outstanding shares of Series E Preferred Stock.

Similarly, any “broker non-votes” (i.e., shares of Common Stock or Voting Preferred Stock held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are not considered to be votes cast and therefore would have no effect on the outcome of the election of directors, although they would be counted as present for purposes of determining the existence of a quorum.

Required Vote for Other Proposals

All other matters that come before the Meeting require the approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals.

Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary or Assistant Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees and proposals.

No Stockholder Proposals

The Company’s certificate of incorporation requires that any stockholder wishing to make a nomination for director or to initiate a proposal or other business at the Meeting must give the Company advance notice before August 28, 2006. In addition, such stockholder advance notice must meet certain other requirements set forth in the Company’s certificate of incorporation and guidelines adopted by the Nominating and Corporate Governance Committee of the Board of Directors. The Company did not receive such required advance notice from any stockholder, whether before or after the deadline for such notice. As a result, only those matters detailed in this Proxy Statement will be considered at and voted upon at the Meeting. With respect to election of directors, proxies cannot be voted for any nominees not named in this Proxy Statement.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card, and any additional material which may be furnished to stockholders by the Company. Copies of the Company’s solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The Company’s solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor. The Company has engaged Stocktrans, Inc., the transfer agent for the Common Stock and Preferred Stock, to distribute materials to brokerage houses, banks, custodians and other nominee holders, but not to act as proxy solicitor. The Company will pay Stocktrans approximately $3,500 for these services.

SECURITY OWNERSHIP

Common Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of September 15, 2006 by (1) all beneficial owners of more than 5% of the Common Stock (including preferred stock convertible into Common Stock); (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after the date on which the determination of beneficial ownership is made. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
KU Learning, L.L.C. (3)	1,883,500	23.3%
Camden Partners Strategic Fund II-A, L.P. (4)	1,666,671	17.1
Mollusk Holdings, L.L.C. (5)	2,023,822	24.6
Blesbok, LLC (6)	927,282	11.0
Wynnefield Partners Small Cap Value, L.P. (7)	1,046,100	12.9
Camden Partners Strategic Fund II-B, L.P. (8)	98,857	1.2
Dreman Value Management LLC (9)	346,800	4.3
Midwood Capital Management LLC (10)	496,296	6.1
George H. Bernstein (11)	122,333	1.4
David Beale (12)	10,000	*
Therese Kreig Crane (13)	20,000	*
Steven B. Fink (14)	20,000	*
Peter H. Havens (15)	44,000	*
Richard J. Pinola (16)	21,166	*
Michael J. Rosenthal (17)	19,166	*
Ralph Smith (18)	20,000	*
David L. Warnock (19)	20,000	*
Osborne F. Abbey, Jr. (20)	9,333	*
G. Lee Bohs (21)	0	*
Thomas Frank (22)	50,667	*
Patricia Miller (23)	44,000	*
Jeanne Marie Welsko (24)	12,500	*
All executive officers and directors as a group (14 persons) (25)	356,665	4.6%

*	Less than one percent

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 8,092,776 shares outstanding on September 15, 2006, adjusted as required by rules promulgated by the SEC.

(3)	Based on Amendment No. 9 to Schedule 13D filed with the SEC on June 28, 2006, KU Learning, L.L.C. (“KU”) may be deemed to share voting and dispositive power with Mounte LLC, ET Holdings, L.L.C.,

Hampstead Associates, L.L.C., Mollusk Holdings, L.L.C., Cephalopod Corporation, Lawrence Investments, L.L.C., Lawrence J. Ellison, Ridgeview Associates, LLC, Michael R. Milken and Lowell J. Milken. KU is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily those engaged in education. Does not include shares owned by or issuable upon conversion of shares of Series F Preferred Stock owned by Blesbok, LLC (see footnote 6), or shares issuable upon conversion of shares of Series F Preferred Stock owned by Mollusk Holdings, L.L.C. (see footnote 6), beneficial ownership of which is disclaimed by KU. The address of the principal business office of KU is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(4)	Consists of 1,463,836 shares issuable upon conversion of 1,463,836 shares of Series E Preferred Stock and 202,835 shares issuable upon conversion of 202,835 shares of Series F Preferred Stock. Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2006, Camden Partners Strategic Fund II-A, L.P. (“Camden II-A”) may be deemed to share voting and dispositive power with Camden Partners Strategic Fund II-B, L.P. (“Camden II-B”) and its sole general partner, Camden Partners Strategic II, LLC (“Camden Strategic”). In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden Partners Strategic Fund II-B (see footnote 8), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.

(5)	Consists of 140,322 shares issuable upon conversion of 140,322 shares of Series F Preferred Stock and 1,883,500 shares outstanding owned by KU (as discussed in footnote 3). Based on Amendment No. 9 to Schedule 13D filed with the SEC on June 28, 2006, Mollusk Holdings, L.L.C. (“Mollusk”) may be deemed to share voting and dispositive power with its members, Cephalopod Corporation and Lawrence Investments, L.L.C., and Lawrence J. Ellison, who controls and beneficially owns both such members. Does not include shares owned by Blesbok, LLC, beneficial ownership of which is disclaimed by Mollusk. The address of the principal business office of Mollusk is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.

(6)	Consists of 341,479 shares issuable upon conversion of 341,479 shares of Series F Preferred Stock and 585,803 shares of common stock. Based on Amendment No. 9 to Schedule 13D filed with the SEC on June 28, 2006, Blesbok, LLC (“Blesbok”) may be deemed to share voting and dispositive power with its managing members, Michael R. Milken and Lowell J. Milken. Blesbok is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily, but not limited to, those engaged in education. Does not include shares owned by Mollusk (see footnote 5) or KU, beneficial ownership of which is disclaimed by Blesbok. The address of the principal business office of Blesbok is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(7)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 14, 2006, Wynnefield Partners Small Cap Value, L.P. may be deemed to be part of group also comprised of Wynnefield Partners Small Cap Value, L.P.I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. and Nelson Obus. The address of the principal business office of Wynnefield Partners Small Cap Value, L.P. is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(8)	Consists of 86,830 shares issuable upon conversion of 86,830 shares of Series E Preferred Stock and 12,027 shares issuable upon conversion of 12,027 shares of Series F Preferred Stock. Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2006, Camden II-B may be deemed to share voting and dispositive power with Camden II-A and its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 4), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.

(9)	Based on Schedule 13G filed with the SEC on February 10, 2006. The address of the principal business office of Dreman Value Management LLC is 520 East Cooper Avenue, Suite 230-4, Aspen, CO 81611.

(10)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006, Midwood Capital Management, LLC (“Midwood”) may be deemed to share voting and dispositive power with David E. Cohen, Ross D. DeMont, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P. The address of the principal business office of Midwood is One Washington Mall, 8th Floor, Boston, MA 02108.

(11)	Consists of 5,000 outstanding shares and 117,333 shares which Mr. Bernstein has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(12)	Consists of 10,000 shares which Mr. Beale has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(13)	Consists of 20,000 shares which Dr. Crane has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(14)	Consists of 20,000 shares which Mr. Fink has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006. Does not include shares owned by KU (see footnote 3), of which Mr. Fink is Vice-Chairman of its member, Knowledge Universe (now renamed Krest LLC). Mr. Fink disclaims beneficial ownership of any shares held by KU. Additionally, does not include shares owned by Mollusk (see footnote 5), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein).

(15)	Consists of 8,875 outstanding shares and 28,000 shares which Mr. Havens has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006. Also includes 375 outstanding shares held by J.P. Havens TFBO his son and 500 outstanding shares held by J.P. Havens TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Also includes 6,250 outstanding shares held by his wife over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership.

(16)	Consists of 3,000 outstanding shares and 19,166 shares which Mr. Pinola has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(17)	Consists of 19,166 shares which Mr. Rosenthal has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006. Mr. Rosenthal’s address is 54 West 21st Street, New York, NY 10022.

(18)	Consists of 20,000 shares which Mr. Smith has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006. Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.

(19)	Consists of 20,000 shares which Mr. Warnock has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006. Does not include shares owned by Camden II-A (see footnote 4), of which Mr. Warnock is a managing member of the sole general partner, or shares owned by Camden II-B (see footnote 8), of which Mr. Warnock is also a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

(20)	Consists of 9,333 shares which Dr. Abbey has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(21)	Mr. Bohs joined the Company May 11, 2006.

(22)

Consists of 10,000 shares of restricted stock which vest as of the first date on which the closing price of the Common Stock on the Nasdaq or other recognized national securities exchange is in excess of $11.00 per share (subject to equitable adjustment for stock splits, combinations or other similar events) for any 20 trading days within a period of 30 consecutive trading days, if Mr. Frank is employed by the Company as of such date. Also includes 40,667 shares which Mr. Frank has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(23)	Consists of 44,000 shares which Ms. Miller has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(24)	Consists of 12,500 shares which Ms. Welsko has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2006.

(25)	Includes information contained in the notes above, as applicable.

Series E Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series E Preferred Stock as of September 15, 2006 by (1) all beneficial owners of more than 5% of the Series E Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Camden Partners Strategic Fund II-A, L.P. (3)	1,463,836	94.4%
Camden Partners Strategic Fund II-B, L.P. (4)	86,830	5.6
George H. Bernstein	0	0
David Beale	0	0
Therese Kreig Crane	0	0
Steven B. Fink	0	0
Peter H. Havens	0	0
Richard J. Pinola	0	0
Michael J. Rosenthal (5)	0	0
Ralph Smith (6)	0	0
David L. Warnock (7)	0	0
Osborne F. Abbey, Jr.	0	0
G. Lee Bohs	0	0
Thomas Frank	0	0
Patricia Miller	0	0
Jeanne Marie Welsko	0	0
All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 1,550,666 shares outstanding on September 15, 2006, adjusted as required by rules promulgated by the SEC.

(3)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2006, Camden II-A may be deemed to share voting and dispositive power with Camden II-B and its sole general partner, Camden

Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-B (see footnote 4), beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.

(4)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2006, Camden II-B may be deemed to share voting and dispositive power with Camden II-A and its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-A (see footnote 3), beneficial ownership of which is disclaimed by Camden II-B. The address of the principal business office of Camden II-B is One South Street, Suite 2150, Baltimore, MD 21202.

(5)	Mr. Rosenthal’s address is 54 West 21st Street, New York, NY 10022.

(6)	Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.

(7)	Does not include shares of Series E Preferred Stock owned by Camden II-A or Camden II-B, with respect to each of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

Series F Preferred Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Series F Preferred Stock as of September 15, 2006 by (1) all beneficial owners of more than 5% of the Series F Preferred Stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purposes. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner	Beneficial Number of Shares	Ownership Percent of Total (1) (2)
Camden Partners Strategic Fund II-A, L.P. (3)	202,835	29.1%
Blesbok, LLC (4)	341,479	49.0
Mollusk Holdings, L.L.C. (5)	140,322	20.1
George H. Bernstein	0	0
David Beale	0	0
Therese Kreig Crane	0	0
Steven B. Fink (6)	0	0
Richard J. Pinola	0	0
Michael J. Rosenthal (7)	0	0
Ralph Smith (8)	0	0
David L. Warnock (9)	0	0
Osborne F. Abbey, Jr.	0	0
G. Lee Bohs	0	0
Thomas Frank	0	0
Peter H. Havens	0	0
Patricia Miller	0	0
Jeanne Marie Welsko	0	0
All executive officers and directors as a group (14 persons)	0	0%

(1)	This table is based on information supplied by officers, directors and principal stockholders of the Company and on any Schedules 13D or 13G filed with the SEC. On that basis, the Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.

(2)	Applicable percentages are based on 696,663 shares outstanding on September 15, 2006, adjusted as required by rules promulgated by the SEC.

(3)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2006, Camden II-A may be deemed to share voting and dispositive power with Camden II-B and its sole general partner, Camden Strategic. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. Does not include shares owned by Camden II-B, beneficial ownership of which is disclaimed by Camden II-A. The address of the principal business office of Camden II-A is One South Street, Suite 2150, Baltimore, MD 21202.

(4)	Based on Amendment No. 9 to Schedule 13D filed with the SEC on June 28, 2006, Blesbok may be deemed to share voting and dispositive power with its managing members, Michael R. Milken and Lowell J. Milken. Blesbok is engaged in the business of acquiring interests in, and/or operating, other companies and businesses, primarily, but not limited to, those engaged in education. Does not include shares owned by Mollusk (see footnote 6), beneficial ownership of which is disclaimed by Blesbok. The address of the principal business office of Blesbok is 1250 Fourth Street, Sixth Floor, Santa Monica, CA 90401.

(5)	Based on Amendment No. 9 to Schedule 13D filed with the SEC on June 28, 2006, Mollusk may be deemed to share voting and dispositive power with its members, Cephalopod Corporation and Lawrence Investments, L.L.C., and Lawrence J. Ellison, who controls and beneficially owns both such members. Does not include shares owned by Blesbok (see footnote 4), beneficial ownership of which is disclaimed by Mollusk. The address of the principal business office of Mollusk is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596-4061.

(6)	Does not include shares owned by Mollusk (see footnote 5), of which Mr. Fink is Chief Executive Officer of its member, Lawrence Investments, L.L.C. Mr. Fink disclaims beneficial ownership of any shares held by Mollusk (except to the extent of his pecuniary interest therein).

(7)	Mr. Rosenthal’s address is 54 West 21st Street, New York, NY 10022.

(8)	Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.

(9)	Does not include shares owned by Camden II-A (see footnote 3) or shares owned by Camden II-B, with respect to each of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is One South Street, Suite 2150, Baltimore, MD 21202.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees

Five directors will be elected at the Meeting: three will serve as Class I Directors and one as an unclassified Director until the 2009 annual meeting of stockholders and one will serve as a Class III Director until the 2008 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until the director’s earlier death, resignation or removal. The classified directors will be elected by a plurality of the votes properly cast in person or by proxy. Mr. Warnock, the unclassified director will be elected by a majority of the votes of the outstanding shares of the Series E Preferred Stock. If so authorized, the persons named in the accompanying proxy card will vote the shares represented by the accompanying proxy card for the election of each nominee named in this Proxy Statement. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any nominee becomes unable or unwilling to serve at the time of the Meeting, which is not anticipated, the Board of Directors, at its discretion, may designate a substitute nominee or nominees, in which event the shares represented by the accompanying proxy card will be voted for such substituted nominee or nominees. All of the nominees for election currently serve as directors, and have consented to continue to serve if elected.

The following table sets forth information as of September 15, 2006 with respect to the nominees and the continuing directors:

Name of Nominee or Director	Age	Principal Occupation	Director Since
Nominees for a term expiring in 2009 (Class I Directors):
Richard J. Pinola	60	Retired Chief Executive Officer of Right Management Consultants	2004
Peter H. Havens	52	Chairman of Baldwin Management, LLC	1991
Ralph Smith	58	Senior Vice President of The Annie E. Casey Foundation	2004

Nominee for a term expiring in 2009 (Unclassified Director):
David L. Warnock	48	Partner of Camden Partners Holdings, LLC	2003

Nominee for a term expiring in 2008 (Class III Director)
David Beale	45	CEO of SuccessLab Learning Centers	2006

The Board of Directors recommends a vote FOR each of the nominees listed above.

Continuing Directors with a term expiring in 2008 (Class III Directors):
Therese Kreig Crane, Ed.D.	56	Senior Education Advisor of Infotech Strategies; Non-Executive Chairman of the Board of Directors	2004
Steven B. Fink	55	Vice Chairman, Knowledge Universe and Chief Executive Officer of Lawrence Investments, L.L.C.	2003

Continuing Directors with a term expiring in 2007 (Class II Directors):
George H. Bernstein	45	President and Chief Executive Officer of the Company	2003
Michael J. Rosenthal	62	Chairman and President of M. J. Rosenthal and Associates, Inc.	2004

The following description contains certain information concerning the directors and nominees, including current positions and principal occupations during the past five years.

David Beale. Mr. Beale is the founder and CEO of SuccessLab Learning Centers, Inc., a supplemental education company specializing in cognitive and perceptual skills development. SuccessLab commenced operations in 2004. Prior to establishing SuccessLab, Mr. Beale founded VANTAS (aka Alliance National) in 1986 and served as President, CEO, and Director until May 2000 when the company was merged with HQ Global Workplaces. VANTAS operated business centers that provided furnished office space and business support services on short notice with flexible contract terms. Mr. Beale grew VANTAS from a single location in Washington, DC in 1986 to over 200 locations at the time of the merger with HQ Global Workplaces.

George H. Bernstein. Mr. Bernstein was named the Company’s Chief Executive Officer and Director in July 2003, and currently holds the title of President and Chief Executive Officer. Between 1997 and 2002, Mr. Bernstein was employed in various positions with Cole National Corporation. Between 2000 and 2002, Mr. Bernstein was President of Pearle Vision, Inc., an 840 unit operator and franchiser of optical retail stores. During parts of 1999 and 2000, Mr. Bernstein was Executive Vice President – Strategic Planning and President of Vision Operations for Cole Vision. Between 1997 and 1999, Mr. Bernstein was the Senior Vice President and General Manager at Things Remembered, an 800 store chain of personalized gift stores. Mr. Bernstein started his business career as a consultant with Bain and Company, a leading strategy consulting firm. Mr. Bernstein earned a B.S. degree in Business Administration from Bucknell University, and a J.D. degree from Harvard Law School. Mr. Bernstein was named as a director pursuant to his employment agreement. See “Employment Agreements with Executive Officers.”

Therese Kreig Crane, Ed.D. Dr. Crane was appointed to the Board of Directors in February 2004 to serve as its non-executive Chairman. Dr. Crane currently serves in various leadership capacities within the education industry, including as a trustee for the National Education Association Foundation and the Western Governors University and a Director of Questia, Inc. and Tutor.com. Until June 2005, Dr. Crane served on the board of AlphaSmart, at which point the company was sold and the board was disbanded. Dr. Crane serves as the Senior Education Advisor to Infotech Strategies educational technology consulting practice. From 2000 to 2003, Dr. Crane was Vice President, Information and Education Products at America Online. Prior to that, she was President of Jostens Learning Corporation and its successor company, Compass Learning. Dr. Crane also held various positions with Apple Computer, including Senior Vice President, Education of Americas, and was a corporate officer as Apple Computer’s Senior Vice President, Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education and mathematics from the University of Texas at Austin, an M.Ed. in early childhood education, and an Ed.D. in administrative leadership from the University of North Texas.

Steven B. Fink. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, L.L.C., a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also serves as a Vice Chairman of Knowledge Universe (now renamed Krest LLC), a position he has held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as a director on the board of Spring Group plc, an information technology services company in the United Kingdom and Chairman of the Board of LeapFrog Enterprises, Inc. He also serves on the board of C-COR Incorporated, the UCLA Foundation and the American College of Physicians Foundation. Mr. Fink also serves on the boards of directors of privately held companies. Mr. Fink has a B.S. from the University of California at Los Angeles and a J.D. and an L.L.M. from New York University.

Peter H. Havens. Mr. Havens has been Chairman of Baldwin Management, LLC, an investment management concern, since July 1999. Previously, he was the Executive Vice President of Bryn Mawr Bank

Corporation overseeing the Investment Management and Trust Division. From 1982 through May 1995, Mr. Havens served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania. He is also chairman of the board of directors of Petroferm, Inc. and Lankenau Hospital Foundation, and a Trustee Emeritus of Ursinus College.

Richard J. Pinola. Mr. Pinola was Chief Executive Officer of Right Management Consultants, a global consulting firm specializing in career transition and organizational consulting services. Mr. Pinola served as Right’s Chairman and Chief Executive from 1994 to 2004. He served as a director of Right since 1990 and as CEO since July of 1992. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a diversified financial services firm. He is a director on the boards of Reading is Fundamental, Inc.; K-Tron International; the Visiting Nurses Association; King’s College; Eric M. Godshalk & Co.; Kenexa Technology and Bankrate.com. Mr. Pinola has been a regular speaker on worldwide workforce issues, and has been a guest lecturer at The Yale School of Management. He has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, LLC, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a founder and board member of the Mutual Association for Professional Services.

Michael J. Rosenthal. Since 1986, Mr. Rosenthal has served as Chairman and President of M. J. Rosenthal and Associates, Inc., an investment and consulting company. From 1984 to 1986, Mr. Rosenthal served as a partner and a Managing Director of Wesray Capital Corporation, an investment company, and prior to that was Senior Vice President and Managing Director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. During 2003, Mr. Rosenthal served as Chief Restructuring Officer for Foster Wheeler Ltd. Mr. Rosenthal also serves as a director of MAXXAM, Inc., The Pacific Lumber Company and as a director and Treasurer of the Horticultural Society of New York. Over the last several years, Mr. Rosenthal has also served as Chairman, a director and/or Chief Executive Officer of a number of companies including American Vision Centers, Inc.; Northwestern Steel & Wire Company; Star Corrugated Box Co., Inc.; Vector Distributors, Inc.; Western Auto Supply Company; and Wilson Sporting Goods Company.

Ralph Smith. Mr. Smith is Senior Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith serves on the board of LeapFrog Enterprises, Inc. and he is also a member of the board of Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region, and a member of the board of the Center for Responsible Lending, a non-profit research and policy organization protecting home ownership and family wealth. He has served as counsel to the Congressional Black Caucus and as cooperating attorney for the NAACP, the Center for Constitutional Rights, and the National Conference of Black Lawyers. Mr. Smith has also held a number of senior leadership positions for the School District of Philadelphia, including chief of staff and special counsel. Mr. Smith received his undergraduate degree from Loyola University of Los Angeles, a J.D. from the University of California, and served as a Teaching Fellow and LLM/SJD candidate at Harvard University.

David L. Warnock. Mr. Warnock is a founding Partner of Camden Partners Holdings, LLC (and its predecessor Cahill, Warnock & Company, LLC) an asset management firm established to make private equity investments. Prior to founding Camden Partners Holdings, LLC in 1995, Mr. Warnock had been employed from 1983 through 1995 at T. Rowe Price Associates. He was the President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II, private equity partnerships. Mr. Warnock was also an Executive Vice President of the T. Rowe Price New Horizons Fund. He serves on the boards of directors of Touchstone Applied Science Associates, a provider of manual and on-line testing, assessment and publications to the K-6 marketplace; New Horizons Worldwide, Inc. a provider of IT Training Services; American Public Education, Inc., an operator of an on-line regionally accredited college and Primo Water, Inc., which provides retail water services. Mr. Warnock is Chairman of the boards of directors of Calvert Education Services and of the Center for Fathers, Families and Workforce Development. He is also on the board of directors of the National Alliance to End Homelessness and the Calvert School. Mr. Warnock is a Chartered Financial Analyst. Mr. Warnock serves on the Board of Directors in an unclassified term as the designee of Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P., the holders of all of the Series E Preferred Stock and a portion of the Series F Preferred Stock, pursuant to the terms of the June 2003 agreement pursuant to which Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P. purchased an aggregate of 1,333,333 shares of Series E Preferred Stock. See “Certain Relationships and Related Transactions.”

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, a listed company’s board of directors is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, after review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board of Directors has determined affirmatively that Dr. Crane and Messrs. Beale, Havens, Pinola, Rosenthal, Smith and Warnock are independent directors within the meaning of the applicable Nasdaq listing standards.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

At the beginning of the fiscal year ended July 1, 2006 (“Fiscal 2006”), the Board of Directors consisted of nine directors: Messrs. Bernstein, Fink, Havens, Harch, Pinola, Rosenthal, Smith and Warnock and Dr. Crane.

On August 9, 2006, Mr. Harch resigned from the Board of Directors and Mr. Beale was appointed by the Board of Directors to fill the vacancy created by Mr. Harch.

In August 2004, the Board adopted a policy encouraging, but not requiring, all directors to attend the Annual Stockholders’ Meeting, either in person or telephonically. Dr. Crane and Messrs. Bernstein, Fink, Pinola, Rosenthal, Smith and Warnock attended the 2005 Annual Meeting of Stockholders.

The Board of Directors held a total of six meetings during Fiscal 2006, not including actions adopted by unanimous consent. During Fiscal 2006, except for Mr. Harch, each member of the Board of Directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and Committees of the Board of Directors on which he or she served, held during the period for which he or she was a director or committee member, respectively. In addition, the Board of Directors met four times during Fiscal 2006 without the presence of any director who is also an employee of the Company.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Below is a description of each standing committee of the Board of Directors. Each of the standing committees of the Board of Directors has a written charter approved by the Board of Directors. The Board of Directors has determined that each member of each standing committee is independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

In Fiscal 2006, the Audit Committee of the Board of Directors (the “Audit Committee”) was comprised of three outside directors, Messrs. Havens (Chairman) and Rosenthal and Dr. Crane. The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered accountants. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and the Audit Committee Charter. The Audit Committee met five times during Fiscal 2006 and, at each meeting, met without management and with the independent registered accountant.

As required by the applicable Nasdaq listing standards, the members of the Audit Committee each qualify as “independent” under special standards established by Nasdaq and the SEC for members of audit committees. The Audit Committee also includes at least one independent member who has been determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” The Board of Directors has determined that Mr. Havens qualifies as an “audit committee financial expert” as defined in applicable rules and regulations of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Havens’ experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Havens any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is currently comprised of three independent directors, Messrs. Warnock (Chairman), Havens and Pinola. The Compensation Committee met five times during Fiscal 2006. The Compensation Committee oversees the compensation policies, plans and programs for the Company’s executive officers; reviews and approves the Company’s overall compensation strategy, including performance criteria relevant to the compensation of the Company’s executive officers; reviews and approves the compensation of the Company’s Chief Executive Officer; considers the recommendation of the Company’s Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; reviews and makes recommendations to the full Board of Directors with respect to the Company’s material employee bonus, equity and other compensation plans; reviews and approves the compensation of the members of the Board of Directors; and approves the administration of the Company’s stock option plans. The Compensation Committee also reviews and approves various other company compensation policies and matters. The responsibilities and activities of the Compensation Committee are described in greater detail in “Report of the Compensation Committee on Executive Compensation” and the Compensation Committee Charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), consists of three independent directors, Dr. Crane (Chairman), Mr. Smith and Mr. Warnock. The Nominating and Corporate Governance Committee held three meetings during Fiscal 2006. The Nominating and Corporate Governance Committee oversees the director nomination process and the Company’s corporate governance functions. The Nominating and Corporate Governance has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board of Directors. The Nominating and Corporate Governance Committee recommends to the Board of Directors candidates for election to the Board of Directors, makes recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors, and assesses the independence of directors. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee has established guidelines for evaluating nominees for director. The qualifications that the Nominating and Corporate Governance Committee seeks include: being able to read and understand basic financial statements; being over 21 years of age; having high personal and professional integrity, honesty and ethics; demonstrated acumen and ability, reflected by business experience in positions with a high degree of responsibility and leadership; strategic and independent thinking; and a demonstrated ability to ask critical questions, make analytical inquiries, and exercise sound business judgment. The Nominating and Corporate Governance Committee seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board of Directors experience or knowledge in one or more fields that is useful to the Company and complementary to the background and experience of the Board of Directors. The Nominating and Corporate Governance Committee also considers the candidate’s commitment to representing rigorously the long-term interests of all of the Company’s stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities, and to serve on the Board of Directors for a sustained period. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended (and compliance with any attendance requirements established by the Board of Directors or the Nominating and Corporate Governance Committee), level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee or the Board of Directors may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and members of senior management, and such other sources as the Nominating and Corporate Governance Committee believes appropriate. The Nominating and Corporate Governance Committee may also retain a search firm if the Nominating and Corporate Governance Committee believes that to be appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. Thereafter, consideration of new candidates for nomination to the Board of Directors typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. However, the Nominating and Corporate Governance Committee will evaluate whether candidates suggested by stockholders are identified with any particular issue to such an extent that their ability to effectively represent all of the stockholders on a broad variety of issues might be compromised.

To date, the Nominating and Corporate Governance Committee has not received any director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock, other than from stockholders who are also directors.

COMMUNICATIONS FROM STOCKHOLDERS TO THE BOARD OF DIRECTORS

The Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending a written communication addressed to the Company’s Corporate Secretary at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. All such communications will be compiled by the Corporate Secretary and submitted to the Board of Directors or the individual director so designated on a periodic basis. The Board of Directors has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in the Corporate Secretary’s discretion, not to forward items if they are deemed of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by the Board of Directors. These screening procedures are designed to assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner, and have been approved by a majority of the independent directors of the Board of Directors. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving the Company will be forwarded promptly and directly to the Chairman (or another member) of the Audit Committee.

COMPENSATION OF DIRECTORS

In Fiscal 2006, the Company paid directors a quarterly retainer of $4,000 and a quarterly payment of $1,000 for each committee of the Board of Directors on which they serve, regardless of the number of meetings attended. Directors who are also employees of the Company receive a reduced quarterly retainer, in the amount of $2,000, with no payments being made for service on any committee. Quarterly fees for committee service apply only to service on the Audit, Compensation, and Nominating and Corporate Governance Committees. In addition, the Chairman of the Audit Committee receives a quarterly retainer of $750, and the Chairmen of the Compensation Committee and Nominating and Corporate Governance Committee each receive a quarterly retainer of $250. The foregoing retainers and committee fees will be reduced proportionately in the event that any director fails to attend (either in person or by telephone) less than 75% of the regularly scheduled meetings of the Board of Directors or such committee in any quarter. Non-employee directors are also eligible for reimbursement for their expenses incurred in attending meetings of the Board of Directors and its committees in accordance with the Company’s policies. (Executive officers’ compensation reported in the Summary Compensation Table does not include any of the foregoing fees.)

In lieu of the foregoing quarterly retainer of $4,000 for service on the Board of Directors, Dr. Crane receives a quarterly retainer of $12,500 for her role as non-executive Chairman.

Pursuant to the Company’s 2004 Omnibus Incentive Equity Compensation Plan, each non-employee director of the Company was granted an option to purchase 10,000 shares of common stock of the Company on October 6, 2004 and will be granted an additional option to purchase 5,000 shares of common stock of the Company on the date of each annual meeting of stockholders. In addition, any non-employee director who is newly appointed or elected to the Board of Directors following October 6, 2004 is granted an option to purchase 10,000 shares of common stock of the Company upon his or her appointment to the Board of Directors. The initial grant of an option to purchase 10,000 shares of common stock of the Company vest immediately and the following grants of an option to purchase 5,000 shares of common stock of the Company vest on the last day of the fiscal year in which they were granted. As of September 15, 2006, the non-employee directors of the Company were Dr. Crane and Messrs. Beale, Rosenthal, Fink, Pinola, Havens, Smith and Warnock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 2 on Proxy Card)

The Audit Committee has appointed BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accountants for the Company’s 2007 fiscal year, and has recommended that the stockholders vote for ratification of such appointment. A representative of BDO Seidman is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the appointment of BDO Seidman as the Company’s independent registered public accountants. However, the Audit Committee is submitting the appointment of BDO Seidman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of BDO Seidman.

The Board of Directors recommends a vote FOR Proposal 2.

Audit and Related Fees

BDO Seidman, the Company’s current principal independent registered public accountants, was engaged by the Company on April 4, 2003.

The following table shows the aggregate fees billed to the Company by BDO Seidman for professional services rendered during Fiscal 2006 and Fiscal 2005:

Audit Fees

	Amount ($)
Description of Fees	Fiscal 2006	Fiscal 2005
Audit Fees	$211,750	$190,350
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$211,750	$190,350

Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in the Company’s quarterly reports.

The Audit Committee’s policy is to pre-approve all services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determination at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

EXECUTIVE OFFICERS OF THE COMPANY

The following table lists the names, ages and positions held by all executive officers of the Company as of September 15, 2006:

Name	Age	Position
George H. Bernstein	45	President and Chief Executive Officer; Director
Thomas Frank	50	SVP, Chief Financial Officer
Patricia B. Miller	56	SVP, Chief Operating Officer
G. Lee Bohs	47	SVP, Corporate Development
Osborne F. Abbey, Jr.	60	Vice President—Education
Jeanne Marie Welsko	51	Vice President—Human Resources

The following description contains certain information concerning the foregoing persons, except for Mr. Bernstein, as to whom information is found on page 10:

Thomas Frank. Mr. Frank was named the Company’s Chief Financial Officer in January 2004, and also serves as its chief accounting officer. Between 1999 and 2003, Mr. Frank was employed as Chief Financial Officer of Alpha Shirt Company and its subsequent owner, Broder Bros. Co. Between 1988 and 1999 Mr. Frank was employed in various positions by Mothers Work, Inc., where his last position was as Chief Financial Officer and Executive Vice President—Finance. Prior to 1988 Mr. Frank held various accounting positions with several retail organizations. Mr. Frank started his business career as an auditor with BDO Seidman LLP. Mr. Frank is a CPA and earned his B.A. in Accounting from The University of Oklahoma.

Patricia B. Miller. Ms. Miller joined the Company in January 2004 as its Chief Operating Officer. Between 1995 and 2003, Ms. Miller was employed in various positions with Sylvan Learning Center, initially as its Vice President Franchise Operations, and serving from 1999 through 2003 as its Senior Vice President of Franchise Services, directing all franchise operations, sales training and field marketing. Prior to joining Sylvan in 1995, Ms. Miller was the Vice President of Corporate Operations at Nutri/System, Inc. where she managed both corporate and franchise centers, customer service, quality control and training. Ms. Miller has a B.A. from The Ohio State University.

G. Lee Bohs. Mr. Bohs joined the Company in May 2006 as its Senior Vice President, Corporate Development. Mr. Bohs has a background in corporate finance and acquisitions. From 1987 until 1999 Mr. Bohs served in several key positions at Right Management Consultants, Inc., including Chief Financial Officer from March, 1990 through August, 1999. In August 1999 Mr. Bohs joined Intecap, Inc. as Executive Vice President, Chief Financial Officer and Director, and served in those positions until 2002 when he rejoined Right Management Consultants, Inc. as Executive Vice President, Corporate Development and later Executive Vice President, International. From 2002 until 2005 Mr. Bohs steered Right Management’s global acquisitions, corporate development and capital strategy. Mr. Bohs then joined GCA Services Group as Senior Vice President and Chief Financial Officer, responsible for financial operations, acquisitions and commercial banking until December 2005. Mr. Bohs is a CPA and a graduate of St. Joseph’s University in Philadelphia, Pennsylvania.

Osborne F. Abbey, Jr., Ed.D. Dr. Abbey joined the Company as its Vice President—Education in December 2003. Dr. Abbey is an experienced educator and administrator with a background in curriculum design and implementation, special education, technology, and financial planning, most recently serving as Assistant Superintendent of the Township of Union Public Schools in New Jersey from August 1996 through November 2003. Dr. Abbey has taught university level courses in curriculum, gifted programs, educational administration, and research. Dr. Abbey received his B.A. in Psychology from Waynesburg College, an M.A. degree in Special Education from Kean College, and an M.A. degree and an Ed.D. in Educational Administration from Teachers College, Columbia University. He served with the U. S. Navy in Vietnam and concluded his military career stationed with the Commander in Chief, U. S. Naval Forces, in London.

Jeanne Marie Welsko. Ms. Welsko joined the Company as its Vice President, Human Resources in September 2003. Between November 2000 and July 2003, Ms. Welsko served as a Human Resources consultant to Alignis, Inc. Prior to this period, she was the Vice President of Human Resources for Nova Care, Inc. from February 1999 through January 2000. From September 1996 through January 1999, Ms. Welsko was the Vice President of Human Resources for Valley Forge Dental Associates, Inc. Ms. Welsko earned her B.A. from Bloomsburg University and her M.S. degree from Villanova University.

COMPENSATION TABLES

The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company’s current Chief Executive Officer and its four other most highly compensated executive officers during Fiscal 2006 (based on total annual salary and bonus for Fiscal 2006) (the “Named Executive Officers”). The compensation summarized in this table does not include either medical or other plan benefits that are available generally to all of the Company’s salaried employees, or perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the executive officer’s salary and bonus, as permitted by the rules of the SEC.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation(1)		Restricted Stock Awards			Securities Underlying Options/ SARs	All Other Compensation(2)
George H. Bernstein(3) President and Chief Executive Officer	2006 2005 2004	$341,119 333,300 314,071	$103,200 206,646 50,000	$	— — —	$	— — —		27,000 25,000 100,000	$3,361 4,210 68,967

Thomas Frank(4) Chief Financial Officer	2006 2005 2004	$237,779 230,192 110,769	$36,000 71,843 10,000	$	— — —	$	— — 56,600	(4)	14,000 8,000 50,000	$14,319 8,336 168

Patricia B. Miller(5) Chief Operating Officer	2006 2005 2004	$212,577 204,615 88,461	$32,250 63,860 10,000	$	— —	$	— — —		14,000 8,000 55,000	$3,539 2,894 —

Osborne F. Abbey, Jr.(6) Vice President— Education	2006 2005 2004	$143,761 139,154 75,288	$21,750 43,400 7,500	$	— — —	$	— — —		8,000 5,000 7,500	$756 20,441 997

Jeanne Marie Welsko(7) Vice President— Education	2006 2005 2004	$136,183 129,808 98,692	$20,700 40,688 7,500	$	— — —	$	— — —		7,500 7,500 7,500	$2,511 2,196 —

(1)	Perquisites and other personal benefits for Messrs. Bernstein, Abbey, Frank and Ms. Miller and Welsko in all years, did not exceed 10% of such executive officer’s salary and bonus and accordingly have been omitted from the table as permitted by the rules of the SEC.

(2)

The amount reported for Mr. Bernstein consists of consists of $530, $452 and $461 as payments with respect to life insurance in Fiscal 2006, Fiscal 2005 and Fiscal 2004, respectively; $2,831 and $3,758 in respect of Company matching 401(k) plan contributions in Fiscal 2006 and Fiscal 2005, respectively; and $68,506 in moving and relocation expenses and legal fees, pursuant to the provisions of Mr. Bernstein’s employment agreement in Fiscal 2004. The amount reported for Mr. Frank consists of $441, $162 and $168 as payments with respect to life insurance in Fiscal 2006, Fiscal 2005 and Fiscal 2004 respectively; $3,149 and $2,889 in respect of Company matching 401(k) plan contributions in Fiscal 2006 and Fiscal 2005, respectively; and $10,729 and $5,285 with respect to child care benefits provided by the Company in Fiscal 2006 and Fiscal 2006, respectively. The amount reported for Ms. Miller consists of $761 and $301 as payment with respect to life insurance in Fiscal 2006 and Fiscal 2005, respectively and $2,776 and $2,593 in respect of Company matching 401(k) plan contributions for Fiscal 2006 and Fiscal 2005, respectively. The amount reported for Dr. Abbey consists of $19,992 and $997 in moving and relocations expenses in Fiscal 2005 and 2004 respectively; and $756 and $449 as payment with respect to life insurance in Fiscal 2006 and Fiscal 2005, respectively. The amount reported for Ms. Welsko consists of $290 and $202 as payment with respect to life insurance in Fiscal 2006 and Fiscal 2005, respectively and $2,221 and $1,994 in respect of Company matching 401(k) plan contributions for Fiscal 2006 and Fiscal 2005, respectively.

(3)	Mr. Bernstein joined the Company in July 2003.

(4)	Mr. Frank joined the Company in January 2004. Pursuant to the terms of his offer letter, Mr. Frank was awarded 10,000 shares of restricted Common Stock, which will become fully vested on such date during his employment, if any, that the price of the Common Stock as reported on the Nasdaq National Market closes above $11.00 per share (subject to equitable adjustment for stock splits, combinations or other similar events) for any 20 trading days within a period of 30 consecutive trading days.

(5)	Ms. Miller joined the Company in January 2004.

(6)	Mr. Abbey joined the Company in December 2003.

(7)	Ms. Welsko joined the Company in September 2003.

Options/Stock Appreciation Rights Granted in Fiscal 2006

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 yrs) (3)
Name of Executive	Number of Securities Underlying Option/ SARs Granted (1)	% of Total Options/ SARs Granted to all Employees in Fiscal 2006 (2)	Exercise or Base Price per Share	Expiration Date	At 5% Annual Growth Rate	At 10% Annual Growth Rate
George H. Bernstein	27,000	16.9%	$9.32	9/28/2015	$158,255	$401,049
Thomas Frank	14,000	8.7%	$9.32	9/28/2015	$82,058	$207,952
Patricia B. Miller	14,000	8.7%	$9.32	9/28/2015	$82,058	$207,952
Osborne F. Abbey, Jr.	8,000	5.0%	$9.32	9/28/2015	$46,890	$118,829
Jeanne Marie Welsko	7,500	4.7%	$9.32	9/28/2015	$43,960	$111,403

(1)	Options granted vest in increments of one-third of the total number of options granted on the first, second and third anniversary dates of the date of grant.

(2)	During Fiscal 2006, the Company granted to employees 160,100 options to purchase shares of Common Stock.

(3)

The potential realizable values are based on an assumption that the stock price of the shares of Common Stock appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account contractual provisions of the options which provide for termination of an option following termination of employment, nontransferability, or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth of the Common Stock.

Aggregated Option/Stock Appreciation Rights Exercised in Fiscal 2006 and Value of Options at July 1, 2006

	Exercised in Fiscal 2006		Number of Unexercised Options at July 1, 2006		Value of Unexercised In-the-Money Options at July 1, 2006
Name of Executive	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
George H. Bernstein	—	$—	75,000	77,000	$381,208	$247,747
Thomas Frank	—	—	36,000	36,000	$156,473	$100,757
Patricia B. Miller	—	—	39,333	37,667	$171,907	$108,473
Osborne F. Abbey, Jr.	—	—	6,667	13,833	$31,825	$29,395
Jeanne Marie Welsko	—	—	7,500	15,000	$31,313	$32,325

None of the above named executive officers held any stock appreciation rights at July 1, 2006.

Equity Compensation Plan Information

The following table summarizes information regarding securities authorized for issuance under the Company’s equity compensation plans as of July 1, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	744,682	$7.20	1,138,802
Equity compensation plans not approved by security holders	—	—	—
Total:	744,682	$7.20	1,138,802

Options issued outside of the stockholder-approved plans have been issued with features substantially similar to those of the stockholder-approved plans.

Employment Agreements with Executive Officers

George H. Bernstein – Chief Executive Officer

In July 2003, George Bernstein became the Company’s Chief Executive Officer. Mr. Bernstein entered into a two-year employment agreement with the Company, dated as of July 24, 2003 (the “Bernstein Employment Agreement”), that provides for, among other things, an annual base salary of $333,300 for Fiscal 2004, and an annual bonus of up to 125% of his base salary for achieving business plan targets. Mr. Bernstein’s annual base salary was increased to $334,000 for Fiscal 2006. In addition, if, during his employment period, the price of the Common Stock as reported on the Nasdaq National Market closes above $15.00 per share (subject to adjustment for any stock split, combination, reclassification or other similar event), for any 20 trading days within a period of 30 days, Mr. Bernstein will receive a grant of 25,000 shares of Common Stock. This grant will also be made upon a change in control provided that the market price of the Common Stock as reported on the Nasdaq

National Market at the time of the change of control exceeds $9.20. Pursuant to the Bernstein Employment Agreement, on his first day of employment, the Company granted Mr. Bernstein options to purchase 100,000 shares of Common Stock, vesting over a three-year period. The Company also agreed to provide Mr. Bernstein with an $8,400 per year car allowance, term life insurance in the amount of $333,300 for his benefit, and other benefits provided to the Company’s senior executives. Further, the Company agreed to reimburse Mr. Bernstein, up to an aggregate of $75,000, for legal fees incurred by him in reviewing and negotiating his employment agreement (in an amount not to exceed $5,000) and moving expenses, real estate commissions and customary closing costs related to the sale of his primary residence, temporary housing, storage and travel expenses in connection with his relocation to the West Chester, Pennsylvania area, plus an additional amount equal to the state and federal income taxes imposed thereon. In addition, Mr. Bernstein agreed not to compete against the Company during the term of his employment and for a period of two years thereafter.

Pursuant to the terms of the Bernstein Employment Agreement, if Mr. Bernstein’s employment is terminated by the Company without “Cause” (as defined in the Bernstein Employment Agreement), or by Mr. Bernstein for “Good Reason” (as defined in the Bernstein Employment Agreement), within six months following any “Change of Control” (as defined in the Bernstein Employment Agreement), Mr. Bernstein will continue to receive his base salary and certain benefits accorded to Company employees generally, until the later to occur of the end of the term of his employment period, or the date which is 18 months from the date of termination. If Mr. Bernstein’s employment is terminated by the Company other than following a Change of Control, or by Mr. Bernstein for “Good Reason” (as defined in the Bernstein Employment Agreement), Mr. Bernstein will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination. In addition, if Mr. Bernstein’s employment is terminated, by the Company without “Cause,” or by Mr. Bernstein for “Good Reason,” Mr. Bernstein shall be entitled to senior executive out placement services for one year from the date of termination.

In August 2004, July 2005 and July 2006, the Board of Directors, on the recommendation of the Compensation Committee, approved a one-year extension of the Bernstein Employment Agreement.

Other Agreements with Named Executive Officers

Pursuant to the terms of Dr. Abbey’s offer letter, his annual base salary for Fiscal 2004 was $135,000, and he was eligible for an annual bonus of up to 50% of his annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. Dr. Abbey’s annual base salary was increased to $145,000 for Fiscal 2006. The Company also agreed to provide Dr. Abbey with a $6,000 per year car allowance. Further, on his first day of employment, the Company granted Dr. Abbey options to purchase 7,500 shares of Common Stock, vesting over a three-year period. Pursuant to the terms of Dr. Abbey’s offer letter as it was subsequently amended, if his employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Dr. Abbey will continue to receive his base salary and certain benefits accorded to Company employees generally for a period of six months from the date of termination. If Dr. Abbey’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Dr. Abbey will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of nine months from the date of termination. Further, the Company agreed to reimburse Dr. Abbey, up to $30,000, for relocation expenses incurred by him. In connection with his employment, Dr. Abbey agreed not to compete against the Company during the term of his employment and for a period of one year thereafter.

On June 28, 2005, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Kathy E. Herman, the Company’s Vice President, General Counsel and Secretary. The Separation Agreement became effective on July 26, 2005. Under the Separation Agreement, the Company agreed to pay Ms. Herman the sum of $77,251.20, representing twenty-six weeks of compensation at a rate based on Ms. Herman’s current salary. Such payment was made over the course of a twenty-six-week period, consistent with the Company’s biweekly payroll practices. The Company has also paid Ms. Herman the lump sum amount of $5,348.16 in recognition of accrued unused vacation, any bonus that Ms. Herman would have earned under the terms and conditions of the Fiscal 2005 management bonus plan, a prorated car allowance for the twenty-six weeks severance period equivalent to the annual rate of $6,000 and continued to pay Ms. Herman’s medical benefits through January 31, 2006. In addition, the Company has agreed to pay for executive counseling services provided to Ms. Herman for a period of three months following her separation, and to the extent Ms. Herman is not employed after such three-month period, for an additional three-month period.

Pursuant to the terms of Mr. Frank’s offer letter, his annual base salary for Fiscal 2004 was $225,000, and he was eligible for an annual bonus of up to 50% of his annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. Mr. Frank’s annual base salary was increased to $240,000 for Fiscal 2006. The Company also agreed to provide Mr. Frank with a $6,000 per year car allowance. Further, on his first day of employment, the Company granted Mr. Frank options to purchase 50,000 shares of Common Stock, vesting over a three-year period, and a grant of 10,000 shares of Common Stock which will become fully vested on such date during his employment, if any, that the price of the Common Stock as reported on the Nasdaq National Market closes above $11.00 per share (subject to equitable adjustment for stock splits, combinations or other similar events) for any 20 trading days within a period of 30 consecutive trading days. Pursuant to the terms of Mr. Frank’s offer letter, if his employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Mr. Frank will continue to receive his base salary and certain benefits accorded to Company employees generally for a period of one year from the date of termination. If Mr. Frank’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Mr. Frank will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination. Further, the Company agreed to reimburse Mr. Frank, up to $1,000, for legal fees incurred by him in reviewing and negotiating his offer letter. In connection with his employment, Mr. Frank agreed not to compete against the Company during the term of his employment and for a period of one year thereafter.

Pursuant to the terms of Ms. Miller’s offer letter, her annual base salary for Fiscal 2004 was $200,000, and she was eligible for an annual bonus of up to 50% of her annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. Ms. Miller’s annual base salary was increased to $215,000 for Fiscal 2006. The Company also agreed to provide Ms. Miller with a $6,000 per year car allowance. Further, on her first day of employment, the Company granted Ms. Miller options to purchase 55,000 shares of Common Stock, vesting over a three-year period. Pursuant to the terms of Ms. Miller’s offer letter, if her employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Ms. Miller will continue to receive her base salary and certain benefits accorded to Company employees generally for a period of one year from the date of termination. If Ms. Miller’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Ms. Miller will continue to receive her base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination. In connection with her employment, Ms. Miller agreed not to compete against the Company during the term of her employment and for a period of eighteen months thereafter.

Pursuant to the terms of Mr. Bohs’s offer letter, his annual base salary for Fiscal 2006 is $230,000, and he is eligible for an annual bonus of up to 50% of his annual base salary according to a bonus plan established by the Company annually and approved by the Board of Directors. In addition, although Mr. Bohs is not eligible to receive a bonus for the 2006 fiscal year, he will receive a signing bonus of $20,000 payable at the time the 2006 fiscal year bonus would be paid out if earned. The Company also agreed to provide Mr. Bohs with a $6,000 per year car allowance. Further, on his first day of employment, the Company granted Mr. Bohs options to purchase 50,000 shares of Common Stock, vesting over a three-year period. Pursuant to the terms of Mr. Bohs’s offer letter, if his employment is terminated by the Company without “Cause” (as defined in such offer letter) and not within six months following any “Change of Control” (as defined in such offer letter), Mr. Bohs will be eligible to receive the greater of six months salary and benefits or the amount of severance to which he would be entitled under any new severance plan adopted by the Company in the future. If Mr. Bohs’s employment is terminated by the Company without “Cause” within six months following any “Change of Control”, Mr. Bohs will continue to receive his base salary and certain benefits accorded to Company employees generally, for a period of one year from the date of termination. In connection with his employment, Mr. Bohs agreed not to compete against the Company during the term of his employment and for a period of twelve months thereafter.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The executive compensation program of Nobel Learning Communities Inc. (the “Company”) is administered by the Compensation Committee of the Board of Directors (the “Board”). The Committee is elected by the full Board and is composed entirely of non-employee independent directors who represent significant collective experience in compensation and reward matters.

Compensation Philosophy

The objectives of the Company’s compensation program are based on the philosophy of providing competitive, performance based pay that will:

•	Allow the company to attract and retain talented executives

•	Align the interests of shareholders and executives

•	Provide significant incentives to encourage business growth and enhanced shareholder value

In establishing the compensation programs and levels of compensation for the Company which are designed to achieve these objectives, members of the committee rely in part on the advice and competitive data provided by independent third party consultants. Data is collected from companies of a similar size with which the Company competes for talent. In Fiscal 2006 pay was targeted at the market median of this group (50th percentile) and data was used as the basis for setting salaries and appropriate levels of incentive compensation.

Compensation Programs

Executive compensation at the Company consist of four key components, base salary, annual incentives, long-term incentive (stock options) and participation in the company benefit and retirement plans.

Base Salaries

In general, base salary for each individual is established based on the individual’s job responsibilities, performance and experience; the Company’s overall budget for compensation (affordability) and the competitive environment. In keeping with the compensation philosophy, base salaries are targeted at the market median.

Cash incentive Plans

In addition to base salary, executives are eligible for annual cash incentive awards. The plan for FY 2006 measured EBITDA performance (Earnings Before Interest Taxes Depreciation and Amortization) relative to pre-established company objectives that are approved by the Board. For achieving 100% of the performance goal, the CEO is eligible to receive a target award equal to 100% of base salary. Other executives earn a target award of 50% for similar performance. Awards for performance above or below the goal are scaled accordingly. Performance below a threshold established by the Board earns no incentive. For FY 2006 the performance threshold was 93% budget.

The Company achieved 94% of the performance goal. Based on the Company’s annual cash incentive award plan, executive incentive awards for FY 2006 were scaled to an amount equal to 30% of target awards.

Long-term Incentive Plans

The Long-Term Incentive Plans for the Company are based on an annual grant of non-qualified stock options. Options are granted under the shareholder approved Omnibus Incentive Equity Compensation Plan and allow participants to purchase shares at the fair market value on date of grant for a period of 10 years. Awards vest on a schedule of 33% per year from date of grant. Individual awards are made at the discretion of the Compensation Committee based on an assessment of individual contributions during the year and future potential.

To protect shareholders and in the interest of managing overall dilution and option expense, the Committee limits the total option grant at no more than 1.5% of total shares outstanding per year. In FY2006, a total of 160,100 options were granted to employees of the Company, including new hires.

Benefit and Retirement Programs

Nobel Learning executives are eligible to participate in all benefit plans and at the same contribution levels as other non-executive employees.

In addition, the Company provides executives with the opportunity to participate in the Company 401(k) plan. In addition to employee contributions, any other amounts added to executive plan accounts are limited by discrimination testing and other IRS restrictions. No other retirement plans are currently provided to executives.

Compensation for the Chief Executive Officer (CEO)

The Compensation Committee recommends to the full Board specific compensation actions for the CEO, George H. Bernstein based on a thorough evaluation of performance against the goals established by the board. In addition, compensation decisions are made within the framework compensation philosophy and guidelines outlined in this report.

After consideration of all relevant factors, the Committee recommended, and the Board approved, a salary increase of 3.2% in FY2006, bringing Mr. Bernstein’s base salary to $344,000.

In addition to his salary increase, the CEO received a cash incentive of $103,200, and an equity grant of 27,000 shares at a fair market price of $9.32.

Corporate Tax Deduction on Compensation in Excess of $1.0 Million

Section 162(m) of the Internal Revenue Service Code generally limits the deductibility of non-performance based compensation in excess of $1.0 million for the CEO of a publicly traded company or to any of the named executives. The compensation of the CEO and executives did not exceed the IRS guideline in FY2006. In addition, the Committee believes that the Omnibus Incentive Equity Compensation Plan qualifies as a performance based compensation plan. As such, any future awards under the plan will not be subject to the $1.0 million limitation.

COMPENSATION COMMITTEE

Mr. David Warnock (Chairman)

Mr. Peter H. Havens

Mr. Richard J. Pinola

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of the Audit Committee

In Fiscal 2006, the Audit Committee was comprised of three outside directors, Messrs. Havens (Chairman), Rosenthal and Dr. Crane, appointed by the Board of Directors. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. The Audit Committee reviews its charter annually.

Review of the Company’s Audited Financial Statements for Fiscal 2006

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal 2006 with the Company’s management. The Audit Committee has discussed with BDO Seidman, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Audit Committee has also received the written disclosures and the letter from BDO Seidman relating to their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with BDO Seidman the independence of that firm.

Based on the Audit Committee’s reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2006, for filing with the SEC.

AUDIT COMMITTEE

Mr. Peter H. Havens (Chairman)

Dr. Terry Crane

Mr. Michael J. Rosenthal

STOCK PERFORMANCE

The peer group includes Bright Horizons Family Solutions, Learning Care Group, Educate, Inc., and Princeton Review.

The following line graph compares the cumulative total stockholder return on the Common Stock with the total return of the Nasdaq (U.S. Companies) and the industry peer group described above for the period June 29, 2001 through July 1, 2006 as calculated by the Hemscott, Inc. The graph assumes that the value of the investment in the Common Stock and each index was $100 at June 29, 2001 and that all dividends paid by the companies included in the indexes were reinvested.

Total Return Index for:	June 29, 2001	June 28, 2002	June 30, 2003	July 2, 2004	July 1, 2005	July 1, 2006
Nobel Learning Communities, Inc.	100.0	76.5	48.5	91.3	116.3	134.2
Nasdaq Stock Market (US Companies	100.0	68.1	75.7	93.4	96.5	104.5
Peer Group	100.0	101.3	91.7	139.2	177.5	140.5

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms (“Forms 3, 4, and 5”) that they file. To the Company’s knowledge, based solely on a review of copies of the Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons as to all transactions in the Company’s securities effected by such persons during the period from July 2, 2005 through July 2, 2006, all officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements.

CODE OF BUSINESS CONDUCT AND ETHICS

Board of Directors of the Company adopted Code of Business Conduct and Ethics on April 19, 2004 and revised June 3, 2004. The provision of the Code of Ethics applies to the Company’s chief executive officer, chief financial officer, controller and other persons performing similar leadership functions throughout the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2004, the Company entered into a License Agreement with NetSuite, Inc. for the license of an online business application known as NetSuite for approximately $600,000. The Company believes the terms of the Agreement are comparable to terms it would have received from unrelated third parties for substantially similar products and services. One of our directors, Mr. Fink, also serves as a director of NetSuite, Inc.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

To the knowledge of the Company, there are no family relationships among any of the current directors or executive officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

To the knowledge of the Company, no interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any other member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

GENERAL INFORMATION

Stockholders who wish to obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2006, as filed with the SEC, may do so by writing or calling G. Lee Bohs, Secretary, Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, telephone (484) 947-2000 or by sending an electronic mail message to lee.bohs@nlcinc.com.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in our proxy statement for our 2007 Annual Meeting of Stockholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, no later than July 11, 2007. Any stockholder who wishes to present a proposal from the floor of the 2007 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on September 24, 2007. The notice must also include the other information specified in our amended certificate of incorporation. Any stockholder who wishes to introduce a proposal should consult our amended certificate of incorporation and applicable proxy rules of the Securities and Exchange Commission.

The Company’s amended certificate of incorporation requires that any stockholder who wishes to make a nomination for the office of director at the 2007 Annual Meeting of Stockholders give the Company advance notice by August 25, 2007 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 8, 2007, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting).

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors at the Meeting may do so by delivering a written recommendation to the Chairman of the Nominating and Corporate Governance Committee,

c/o Corporate Secretary of Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. The Nominating and Corporate Governance Committee has established guidelines for the submission of stockholder recommendations for nominees to the Board of Directors, consistent with the provisions of the Company’s certificate of incorporation. Under these guidelines, submissions must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	detailed biographical data and qualifications for the proposed nominee, including principal occupation or employment;

•	the number of shares of the Company’s stock which are beneficially owned by the proposed nominee;

•	a description of all relationships, arrangements or understandings between the nominating stockholder and the proposed nominee, or between the proposed nominee and the Company;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the nominating stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee to a background review by the Nominating and Corporate Governance Committee and to being named as a nominee in the proxy statement and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of stockholders or is only being provided for consideration by the Committee;

•	the name and record address of the nominating stockholder;

•	the class or series and number of shares of voting stock of the Company which are owned of record or beneficially by the nominating stockholder and the date such shares were acquired by the nominating stockholder, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•	if the nominating stockholder intends to nominate the proposed nominee at the annual meeting of stockholders, representations that the nominating stockholder will continue to hold such stock through the date on which the annual meeting is held, and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of such person to serve as a director.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2007 annual meeting of stockholders must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials.

By Order of the Board of Directors

G. Lee Bohs

Secretary

October 4, 2006

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NOBEL LEARNING COMMUNITIES, INC.

The undersigned hereby appoints George H. Bernstein, Thomas Frank and William E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on September 15, 2006, at the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the “Company”) on November 8, 2006, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

Your name should appear exactly as your name appears in the space at the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such. If a corporation or partnership, sign in full corporate or partnership name by authorized officer or partner.

Date:_________________________________, 2006

(OVER)

1.	ELECTION OF FOUR DIRECTORS TO SERVE FOR A THREE-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS FOR FISCAL YEAR 2009) AND ONE DIRECTOR, DAVID BEALE, TO SERVE FOR A TWO-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS FOR FISCAL YEAR 2008).

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below):	all nominees listed below

Richard J. Pinola                Ralph Smith                 David L. Warnock                David Beale                 Peter H. Havens

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name in the following space:

________________________________________________________________________________________________

2.	RATIFICATION OF APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2007.

☐  FOR                                ☐  AGAINST                                 ☐  ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE AND “FOR” RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY’S 2007 FISCAL YEAR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.